Exhibit (a)(1)(iv)

Offer to Purchase

All Outstanding Shares of Common Stock

of

LOOKSMART, LTD.

at

$1.00 Net Per Share in Cash

by

PEEK Investments LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 midnight, NEW YORK CITY TIME, ON AUGUST 10, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 16, 2012

To Brokers, Dealers, Banks, Trust Companies, and other Nominees:

PEEK Investments LLC, a Delaware limited liability company ("Purchaser"), is making a third-party tender offer for, and offering to purchase, all outstanding shares of common stock, $0.001 par value per share ("Shares"), of LOOKSMART, LTD., a Delaware corporation ("LookSmart" or the "Company"), for $1.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 2012 and the related Letter of Transmittal (which, collectively, as amended or supplemented, constitute the "Offer").

If a security holder desires to tender Shares pursuant to the Offer and such security holder's Share Certificates (as defined in the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in the Offer to Purchase. See the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

The Offer is conditioned on, among other things: (a) there being validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares which, together with the Shares then owned by Purchaser and its affiliates, represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (b) Purchaser being satisfied, in its reasonable discretion, that Section 203 of the General Corporation Law of the State of Delaware is inapplicable to the Offer and the plans, proposals, agreements, and transactions contemplated by the Offer; and (c) Purchaser being satisfied, in its reasonable discretion, that Purchaser or its affiliates will control LookSmart's board of directors upon consummation of the Offer. Other conditions of the Offer are described in the Offer to Purchase. The Offer is not conditioned upon Purchaser obtaining financing.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

•	Offer to Purchase dated July 16, 2012;

•	Letter of Transmittal to be used by security holders of the Company in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used), together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9";

•	Notice of Guaranteed Delivery with respect to the Shares;

•	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining your clients' instructions with regard to the Offer; and

•	A return envelope addressed to VStock Transfer LLC (the "Depositary").

Purchaser urges you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, on August 10, 2012, unless the Offer is extended or earlier terminated.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or a timely Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase), an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering security holders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Morrow & Co., LLC (the "Information Agent"), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Inquiries and requests for additional copies of the enclosed materials may be directed to the Information Agent at the address(es) and telephone number(s) for the Information Agent set forth in the Offer to Purchase.

Very truly yours,

PEEK Investments LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, ANY OTHER BIDDER, THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.